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                                                                  EXHIBIT(c)(3)


                              PUT OPTION AGREEMENT


     THIS PUT OPTION AGREEMENT (the "Agreement"), is entered into as of November 22, 1995 by and between PSICOR, Inc., a Pennsylvania corporation ("PSICOR") and Dunaway Holdings, Inc., a Delaware corporation ("Purchaser").


                                    RECITALS


          WHEREAS, PSICOR is the owner, beneficially or of record, of all of the outstanding shares of common stock, no par value, of Psicor Office Laboratories, Inc., a New Jersey corporation (the "Company"); and

          WHEREAS, in order to induce Baxter Healthcare Corporation, a Delaware corporation and Baxter CVG Services II, Inc., a Pennsylvania corporation (together, "Baxter") to enter into that certain Agreement and Plan of Merger (the "Merger Agreement") with PSICOR, pursuant to which Baxter will acquire PSICOR on the terms and subject to the conditions set forth therein, Purchaser is willing to grant to PSICOR a put option on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. PUT. Purchaser hereby grants to PSICOR a put option (the "Put Option") pursuant to which following the consummation of the tender offer contemplated by the Merger Agreement Purchaser may be required to purchase from PSICOR all of the common stock (the "Common Stock") of the Company, as provided in the Purchase Agreement attached to this Agreement and marked as Exhibit A (the "Purchase Agreement"), in the event that no Higher POL Offer (as defined in Section 6.13 of the Merger Agreement) is accepted by PSICOR in accordance with the Merger Agreement.

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          2.   PUT NOTICE.  PSICOR shall give written notice (the "Put Notice")
to Purchaser of its intention to exercise the Put Option, specifying the time and date not earlier than one business day from the date such Put Notice is given for the closing of such sale (the "Put Closing"). From and after the date of any change in control at PSICOR, and through the Put Closing, PSICOR shall cause the Company to conduct its business in the ordinary course.

          3. CLOSING. The Put Closing shall be held on the date specified in the Put Notice unless, on such date, there shall be any preliminary or permanent injunction or other order by any court of competent jurisdiction or any other legal restraint or prohibition preventing the consummation of such sale, in which event such Put Closing shall be held as soon as practicable following the lifting, termination or suspension of such injunction, order, restraint or prohibition (each party agreeing to use its reasonable efforts to have such injunction, order, restraint or prohibition lifted, terminated or suspended), but in any event within five business days thereof. Notwithstanding the foregoing, in no event shall the Put Closing occur on or prior to the closing or termination of the tender offer contemplated by the Merger Agreement.

          4. ACKNOWLEDGEMENT. Purchaser understands and acknowledges that PSICOR has no obligation to sell to it the Common Stock and that this Agreement is being entered into solely to facilitate the Merger Agreement and to allow PSICOR to satisfy, in the event that no Higher POL Offer is accepted, the closing condition set out in Section 7.3(b) of the Merger Agreement if Baxter does not waive such closing condition.

          5. FEES AND EXPENSES. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the legal fees and expenses of Purchaser which shall be paid by PSICOR. Notwithstanding the foregoing sentence, in the event that the Put Option is exercised, the excess of Purchaser's legal fees and expenses over $20,000 which have been paid by PSICOR shall be added to the Closing Intercompany Account Balance (as defined in the Purchase Agreement) for purposes of Section 2.2 of the Purchase Agreement; and PROVIDED, FURTHER, that the $25,000 retention fee payable to Dain Bosworth Incorporated in connection with the transaction contemplated hereby shall also be added to the Closing Intercompany Account Balance for purposes of such
Section 2.2.

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          6.   AMENDMENT AND MODIFICATION.  Subject to applicable law, this
Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

          7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to PSICOR, to:

                    PSICOR, Inc.
                    16818 Via del Campo Court
                    San Diego, California  92127
                    Telecopy No.   (619) 485-5107
                    Attention:  Denise E. Botticelli, Esq.

                    with a copy to:

                    Dykema Gossett PLLC
                    400 Renaissance Center
                    Detroit, Michigan  48243
                    Telecopy No.(313) 568-6915
                    Attention: Frederick M. Miller, Esq.

                    and a copy to:

                    Baxter Healthcare Corporation
                    17221 Red Hill Avenue
                    Irvine, California  92714
                    Telecopy No. (714) 474-6444
                    Attention:  Jay P. Wertheim, Esq.
                                 Vice President, Law

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               (b)  if to Purchaser, to:

                    Dunaway Holdings, Inc.
                    18075 Polvera Way
                    San Diego, California  92101
                    Telecopy No.   (619)
                    Attention:  Michael W. Dunaway

                    with a copy to:

                    Baker & McKenzie
                    101 West Broadway
                    San Diego, California  92101
                    Telecopy No (619) 236-0429
                    Attention:  John J. Hentrich, Esq.

          8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          9. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

          10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto; provided, however that Purchaser may assign this Agreement to any company of which Michael W. Dunaway owns, directly or indirectly, all of the outstanding common stock. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

          12. TERM. This Agreement shall terminate, and shall no longer be exercisable, from and after the earlier of (a) termination of the Merger Agreement or (b) May 21, 1996.

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          13.  ATTORNEYS' FEES.  In the event of litigation relating to this
Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by either party, then the breaching party will reimburse the non-breaching party for its reasonable costs and expenses (including without limitation legal fees and expenses) incurred in connection with all such litigation.

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          IN WITNESS WHEREOF, the parties hereto have entered into this
Agreement as of the date first above written.


                                   PSICOR, Inc.


                                   By: /s/ Trudy V. Dunaway
                                      -----------------------------


                                   Dunaway Holdings, Inc.


                                   By: /s/ Michael W. Dunaway
                                      -----------------------------
                                          Michael W. Dunaway
                                          President



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